                                                                 Exhibit (a)(17)

                            J.P. MORGAN SERIES TRUST

                    AMENDMENT NO. 16 TO DECLARATION OF TRUST

                Sixteenth Amended and Restated Establishment and
                 Designation of Series and Classes of Shares of
                Beneficial Interest (par value $0.001 per share)
                            DATED AS OF JULY 16, 2003

     Pursuant to Sections 6.9 and 9.3 of the Declaration of Trust, dated as of August 15, 1996 (the "Declaration of Trust"), of J.P. Morgan Series Trust as amended (the "Trust"), the Trustees of the Trust hereby amend and restate the Fifteenth Amended and Restated Establishment and Designation of Series appended to the Declaration of Trust to abolish the establishment of the series of shares (as defined in the Declaration of Trust) of the following effective April 21, 2003:

               JPMorgan Tax Aware Small Company Opportunities Fund

     1. The Designation of Series is being amended and restated in its entirety as follows:

          JPMorgan Tax Aware U.S. Equity Fund
          JPMorgan Tax Aware Disciplined Equity Fund
          JPMorgan California Bond Fund
          JPMorgan Global 50 Fund
          JPMorgan Market Neutral Fund
          JPMorgan Tax Aware Enhanced Income Fund
          JPMorgan Enhanced Income Fund
          JPMorgan Global Healthcare Fund

          JPMorgan Disciplined Equity Value Fund

     Each Fund and, as applicable, each class into which the Shares of each Fund are divided shall have the following special and relative rights:

     2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other properties and use investment techniques as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933. Each Share of a Fund shall be redeemable, shall be entitled to one vote for each dollar of net asset value (or a proportionate fractional vote in respect of a fractional dollar amount) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the Fund, and shall be entitled to receive its pro rata share of the net assets of the Fund upon liquidation of the Fund, all as provided in Section 6.9 of the Declaration of Trust. The proceeds of sales of Shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law.

     3. Each Fund, unless otherwise noted, shall be divided into seven classes of Shares designated "Select Shares," "Institutional Shares," "Advisor Shares," "Ultra Shares," "Class A Shares," "Class B Shares" and "Class C Shares."

     4. Shares of each class shall be entitled to all the rights and preferences accorded to Shares under the Declaration of Trust.

     5. The number of Shares of each class designated hereby shall be unlimited.

     6. Shareholders of each class shall vote separately on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to that class as provided in, Rule 18f-3, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rule, and by the Declaration of Trust. Shareholders of any class may vote together with shareholders of any other class on any matter for which the interests of the classes do not materially differ, and shareholders of all classes of all Funds may vote together on Trust-wide matters.

     7. The Trust's assets and liabilities shall be allocated among the Funds and the classes thereof as set forth in Section 6.9 of the Declaration of Trust.

     8. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, to change the designation of any Fund or class previously, now or hereafter created, or otherwise to change the special and relative rights of any Fund or class or any such other series of Shares or class thereof.

     IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.



---------------------------                          ---------------------------
William J. Armstrong                                 Robert J. Higgins



---------------------------                          ---------------------------
Roland R. Eppley, Jr.                                William G. Morton, Jr.



---------------------------                          ---------------------------
Dr. Matthew Goldstein                                Fergus Reid, III



---------------------------                          ---------------------------
Ann Maynard Gray                                     James J. Schonbachler



---------------------------                          ---------------------------
Matthew Healey                                       Leonard M. Spalding, Jr.

                                        3